                                                                      EXHIBIT 12

Nortek, Inc.
Calculation of Earnings to Fixed Charges
(Amounts in Millions)



                                                            Year Ended December 31,
                                                   ------------------------------------------
                                                   1994     1995      1996      1997     1998
Earnings (Loss) from Continuing Operations         15.4     17.5      23.7      26.4     34.0
Provision for Income Taxes                          8.7     10.6      14.9      16.3     27.3
                                                   ------------------------------------------
"Earnings"                                         24.1     28.1      38.6      42.7     61.3
                                                   ==========================================
Fixed Charges:
      Interest Expense including amortization of
      Debt Expense and Discount                    23.8     23.0      28.4      50.2     86.3

      Interest portion of Rental Expense            1.9      1.9       1.8       2.5      4.5
                                                   ----     ----      ----      ----    -----
      "Fixed Charges"                              25.7     24.9      30.2      52.7     90.8
                                                   ====     ====      ====      ====    =====

      Earnings Available for Fixed Charges         49.8     53.0      68.8      95.4    152.1

      Ratio of Earnings to Fixed Charges            1.9      2.1       2.3       1.8      1.7




                                                          Year Ended December 31, 1998
                                                    ----------------------------------------


                                                        Nortek          NuTone      Pro Forma
                                                      Historical      Historical     Company
Earnings from Continuing Operations                      34.0            3.2         31.4
Provision for Income Taxes                               27.3            2.1         27.6
                                                         ----           ----         ----
"Earnings"                                               61.3            5.3         59.0
                                                         ====           ====         ====
Fixed Charges:
      Interest Expense including amortization of
      Debt Expense and Discount                          86.3            7.1         97.6

      Interest portion of Rental Expense                  4.5             .3          4.8
                                                         ----           ----         ----
      "Fixed Charges"                                    90.8            7.4        102.4
                                                        =====          =====        =====

Earnings Available for Fixed Charges                    152.1           12.7        161.4
 Ratio of Earnings to Fixed Charges                       1.7            1.7          1.6